Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Spirit Aviation Holdings, Inc. for the registration of 6,283,197 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2025, with respect to the consolidated financial statements of Spirit Airlines, Inc., and the effectiveness of internal control over financial reporting of Spirit Airlines, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

July 16, 2025